Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Siebel Systems, Inc.:

We consent to the use of our report dated January 20, 2003, except Note 14 as to which the date is February 13, 2003, with respect to the consolidated balance sheets of Siebel Systems, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

Mountain View, California
June 27, 2003